* * *   P R E L I M I N A R Y   C O P Y   * * *


                                  COMARCO, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                   To Be Held
                                  July 10, 1996

To the Shareholders of COMARCO, Inc.:

     The Annual Meeting of the Shareholders of COMARCO, Inc., a California corporation (the "Company") will be held at the Company's Offices, 5 Jenner, Suite 100, Irvine, California on July 10, 1996 at 10:00 A.M. for the following purposes:

     1. To consider and act upon a proposal to amend the Company's Bylaws to provide for a Board of Directors of no less than five and no more than nine directors, with the initial number of Directors to be fixed at five.

     2.  To elect five Directors.

     3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on May 13, 1996, are entitled to notice of and to vote at the Annual Meeting.

     Each shareholder is cordially invited to be present and to vote in person at the meeting. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. Shareholders who attend the meeting may still vote in person, even if they have previously mailed a proxy, by notifying the Secretary of their intention to do so.


                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       EVELYN M. EVANS, Secretary

Yorba Linda, California
May 14, 1996

                                  COMARCO, INC.


                                 PROXY STATEMENT


                       For Annual Meeting of Shareholders
                                   To Be Held
                                  July 10, 1996


                               GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of COMARCO, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday July 10, 1996 at 10:00 A.M. at the Company's Offices, 5 Jenner, Suite 100, Irvine, California, 92718, or any adjournment thereof, for the purposes set forth in the accompanying notice of meeting. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about May 13, 1996.

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company a notice of revocation; (2) filing with the Secretary of the Company a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and expressing his or her intention to vote the shares in person. In the absence of such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company. The Company may make arrangements with various brokerage houses or other nominees to send proxy materials to the beneficial owners of stock and may reimburse them for their reasonable expenses in connection therewith.

                                  VOTING RIGHTS

     The only voting securities of the Company consist of Common Stock. Only shareholders of record at the close of business on May 13, 1996 will be entitled to vote at the Annual Meeting. As of said date there were outstanding 4,718,959 shares of Common Stock, which are entitled to one vote per share except that each shareholder is entitled to cumulate his shares in the election of Directors, provided that at least one shareholder has given notice, prior to the voting, of his intention to do so. If cumulative voting is in effect, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by him, or he may distribute his votes on the same principle among as many candidates as he thinks fit. The candidates receiving the largest number of votes, up to the number of directors to be elected, shall be elected.

                              Item 1 on Proxy Card

          AMENDMENT TO THE COMPANY'S BYLAWS TO CHANGE THE SIZE RANGE OF
                       THE COMPANY'S BOARD OF DIRECTORS.

     Article IV, Section 1 of the Bylaws of the Company currently provides that the number of Directors of the Company shall not be less than six nor more than eleven, with the exact number to be fixed from time to time by the Company's Board of Directors. The present number of Directors, as fixed by the Board of Directors, is six. The Board of Directors proposes that the Bylaws be amended to provide for the number of Directors to be set at not less than five nor more than nine, with the number of Directors to be initially set at five, subject to change within such range from time to time by the Board of Directors. The form of the proposed amendment to the Bylaws is included in Exhibit A to this Proxy Statement.

     The Board of Directors believes that reducing the minimum and maximum Board size is in keeping with the Company's philosophy of maintaining the leanest organization possible, without compromising the organization's ability to perform effectively. The range of five to nine still affords the Company enough directors to provide diversity of background without creating too large of an organization to work efficiently. The number of Board members is initially set at five, with the Board of Directors having the ability to change the size of the Board within the specified range without additional approval by the shareholders. The five nominees for Director recommended by the Board are described elsewhere in this Proxy Statement (see "Election of Directors").

     The affirmative vote of the shareholders of a majority of the outstanding Common Stock is required to adopt the proposed amendment to the Bylaws.


THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED BYLAW AMENDMENT CHANGING THE SIZE RANGE OF THE COMPANY'S BOARD OF DIRECTORS.

                              Item 2 on Proxy Card

                              ELECTION OF DIRECTORS


     Five Directors will be elected at the Annual Meeting. Each Director elected at the Annual Meeting will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the five nominees named below. While the Company has no reason to believe that any of the nominees will be unable to serve as Director, it is intended that if such an event should occur, such shares will be voted for the remainder of the nominees and for such substitute nominee or nominees as may be selected by the Board of Directors. Subject to the foregoing, and unless a shareholder withholds authority to vote his shares (i) for all of the nominees by so indicating on the enclosed proxy card or (ii) for any one or more of the nominees by checking their names in the space provided on such card, in which case his shares will not be voted for such nominee or nominees. The proxies will have the discretion to cumulate votes as provided by California law (see "VOTING RIGHTS") and to distribute such votes among all the nominees (or, if authority to vote for any nominee or nominees has been withheld) among the remaining nominees in whatever manner they deem appropriate.

     All the nominees are currently serving as Directors of the Company. The term of office of each of the current Directors expires on the date of the Annual Meeting. All the Directors were elected at the last annual meeting.

     The table immediately below contains pertinent information concerning the nominees and is followed by a brief biography of each nominee.

                                                             Year First
                                       Principal               Elected                Other
        Name              Age         Occupation              Director            Directorships
        ----              ---         ----------             ----------           -------------

Don M. Bailey              50     President and Chief          1991         None
                                  Executive Officer of
                                  the Company

Gen. Wilbur L. Creech      69     Executive Consultant         1985         Tech-Sym
(Ret) (1) (3)                                                               Corporation, and
                                                                            ESEA Corporation.
Gerald D. Griffin          61     Executive Consultant         1986         None
(1) (3)

Adm. Wesley L. McDonald    72     Executive Consultant         1986         Precision Standard, Inc.
(Ret) (2) (3)

Paul G. Yovovich           42     President and Chief          1995         Illinois Superconductor,
(1) (2)                           Operating Officer of                      Corporation, US Robotics, Inc.
                                  Advance Ross Corporation

(1)  Member of Compensation Committee
(2)  Member of Audit Committee
(3)  Member of Nominating Committee

     Mr. Bailey has been President and Chief Executive Officer of the Company since June 1990. Prior to that, since November of 1988, he served as Senior Vice President of the Company and, since January 1986, as Vice President, Corporate Development. He has been employed by Comarco since May 1980.

     General Creech was Commander of the Tactical Air Command headquartered at Langley Air Force Base, Virginia from 1978 until his retirement in November 1984. He is presently an executive consultant.

     Mr. Griffin is presently an executive consultant in Hunt, Texas. Previously he was Managing Director of the Houston Office of Korn/Ferry International. From 1986 to 1988 he was President and Chief Executive Officer of the Houston Chamber of Commerce. Between 1981 and 1986 he was Director of NASA's Johnson Space Center in Houston, Texas.

     Admiral McDonald served in various capacities with the United States Navy from 1946 until his retirement in December 1985. In his last assignment he served for more than three years as Supreme Allied Commander, Atlantic; US Commander in Chief, Atlantic; and Commander in Chief, US Atlantic Fleet. He is presently an executive consultant.

     Mr. Yovovich serves as President and Chief Operating Officer of Advance Ross Corporation, positions he has held since 1993. He served as President of Central Telephone Company from January 1990 through December 1992.

                    BOARD ORGANIZATION AND COMMITTEE MEETINGS

During the fiscal year ended January 31, 1996, the Company's Board of Directors met five times and various committees of the Board met a total of seven times. Each of the Company's Directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Committees on which he served (during the periods within which he was a Director or Member of such Committee) during the Company's last fiscal year.

Standing committees of the Board of Directors include the following:

The Audit Committee's primary purpose is to aid the directors in undertaking and fulfilling their responsibilities for financial reporting to the shareholders; to support and encourage efforts to improve the financial controls exercised by management and to ensure their adequacy for purposes of public reporting; and to review the engagement of the Company's independent auditors and review with such accountants the scope and results of their annual audit of the Company. The Audit Committee met twice during the year in conjunction with regular Board Meetings.

The Compensation Committee reviews the compensation of officers and key employees, and makes awards under the Company's 1982 and 1995 Employee Stock Option Plans and the Stock Option Plan for the Company's subsidiary, Comarco Wireless Technologies, Inc. The Compensation Committee met three times during the fiscal year, including one telephone meeting.

The Nominating Committee's responsibilities include reviewing the qualifications of candidates for board membership, reviewing the status of directors when his or her principal position and/or primary affiliation changes, recommending to the Board of Directors, candidates for election by shareholders at annual meetings, recommending candidates to fill vacancies in directorships, and making recommendations to the Board of Directors concerning selection, tenure, retirement, and composition of the Board of Directors. The Nominating Committee met twice during the year in conjunction with regular Board Meetings.


                             DIRECTORS COMPENSATION

SUMMARY COMPENSATION TABLE

                                      Cash Compensation                             Security Grants
                       ----------------------------------------------   -------------------------------------
                          Annual         Meeting     Consulting Fees/   Number of      Number of Securities
Name                   Retainer Fees      Fees          Other Fees       Shares       Underlying Options/SARs
- ----                   -------------     -------     ----------------   ---------     -----------------------

Wilbur L. Creech          $18,000         $14,000             $0             0              5,000 shares

Gerald D. Griffin         $80,000              $0        $40,000             0              5,000 shares
(Chairman)                                               (bonus)

Wesley L. McDonald        $18,000         $13,750             $0             0              5,000 shares

Walter V. Sterling        $18,000          $8,250             $0             0              5,000 shares

Paul G. Yovovich          $10,500          $5,250             $0             0                  0

Notes

(1) Each member of the Board other than Mr. Griffin and Mr. Bailey (who serves as an officer and employee) received a daily Director's Fee of $1,500 per meeting, $750 per telephone meeting, and a monthly retainer of $1,500. Mr.
     Griffin received a monthly payment of $6,667 in lieu of meeting fees and retainers. Members of the various committees received a $750 meeting fee, except that the Committee Chairman received an additional $500 per meeting.
     Each Director was reimbursed for reasonable lodging and expenses incurred to attend Board and Committee meetings.

(2) Stock option award was made on 4/30/95 at the then current market price of $11.50.

(3) Mr. Yovovich became a director in July. His annual retainers and meeting fees reflect his partial year of service.

OPTION GRANTS FOR FISCAL YEAR ENDED 1/31/96

                      Options   Percent of Total/  Exercise   Expiration     Potential Value
Name                  Granted   Options Granted      Price        Date     @ 5%       @10%
- ----                  -------   -----------------  --------   ----------   ------------------

Wilbur L. Creech       5,000          25%           $11.50     5/10/05     $36,161    $91,640
Gerald D. Griffin      5,000          25%           $11.50     5/10/05     $36,161    $91,640
(Chairman)

Wesley L. McDonald     5,000          25%           $11.50     5/10/05     $36,161    $91,640

Walter V. Sterling     5,000          25%           $11.50     5/10/05     $36,161    $91,640

Paul G. Yovovich           0           0%                                       $0         $0

Notes:

(1) Vesting of options takes place 25% a year starting one year from the date of grant.

(2) Expiration of options takes place ten years and one week from the date of grant.

(3) Termination of vested options takes place ninety days after termination of directorship.

(4)  Values shown as "Potential Value" are net of the exercise price.

(5)  Options are awarded each April 30 in accordance with the plan document. Mr.
     Yovovich was not a Director at time of award.

OPTION EXERCISES FOR FISCAL YEAR ENDED 1/31/96

                    Shares Acquired       Value      Number of Unexercised(1)    Value of Unexercised(2)
Name                  on Exercise       Realized     Vested         Unvested       Vested      Unvested
- ----                ---------------     --------     ------------------------    ----------------------

Wilbur L. Creech           0                0         2,750           10,250      $29,025       $76,825

Gerald D. Griffin          0                0        57,750           10,250     $791,875       $76,825
(Chairman)

Wesley L. McDonald         0                0        35,250           10,250     $479,800       $76,825

Walter V. Sterling         0                0        35,250           10,250     $479,800       $76,825

Paul G. Yovovich           0                0             0                0           $0            $0


Notes:

(1) Vested options include those exercisable within 60 days of fiscal year start (February 1)

(2) Value at the end of the Company's Fiscal Year, which was $15.75 a share, minus the average grant price for each director.

                     COMPLIANCE WITH REPORTING REQUIREMENTS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Common Stock. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that, during Fiscal Year 1996, its executive officers and directors complied with the Section 16(a) requirements.

                             OWNERSHIP OF SECURITIES

     The following table sets forth information concerning the ownership of the Company's outstanding common stock as of February 1, 1996, except as otherwise noted, by persons who are Directors, Executive Officers, nominees or persons known to the Company as beneficial owners of five percent or more of its outstanding common stock. The table also includes the stock ownership of all Directors and Executive Officers of the Company as a group. Unless otherwise indicated, the Company believes that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite his name.

       Name and Address              Office,              Number of Shares       Percent
      of Beneficial Owner            If Any              Beneficially Owned     Of Class     Notes
      -------------------            -------             ------------------     --------     -----

Don M. Bailey                    Director, President           134,731             2.9      (1) (2)
                                 Chief Executive Officer

Gen. Wilbur L. Creech (Ret.)     Director                        3,750              *           (3)

Gerald D. Griffin                Chairman of                    60,250             1.3          (4)
                                 The Board

Adm. Wesley L. McDonald (Ret.)   Director                       36,250              *           (5)

Walter V. Sterling               Director                       83,182             1.8          (6)

Paul G. Yovovich                 Director                        3,500              *

Thomas A. Franza                 Executive Vice President        2,500              *           (7)

Richard C. Loomis                Sr. Vice President              3,500              *           (8)

Robert L. O'Leary                Vice President,                14,625              *           (9)
                                 Assistant Secretary

Thomas P. Baird                  Vice President,                19,603              *           (10)
                                 Chief Financial Officer

Evelyn M. Evans                  Vice President, Secretary      20,800              *           (11)

John C. Hillis                   Sr. Vice President             13,250              *           (12)

Directors and Officers                                         395,941             8.5
As a Group (12 persons)

COMARCO, Inc.                                                  275,363             6.0          (13)
Employee Benefit Trusts

Alan S. Parsow                                                 471,100            10.1          (14)
Parsow Partnership, Ltd.
222 Skyline Drive
Elkhorn, NE  68022

T. Rowe Price Associates                                       294,400             6.3          (15)
100 East Pratt Street
Baltimore, MD 21202

Gary Kohler                                                    384,700             8.3          (16)
Okabena Company
5140 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402

Wanger Asset Management, L.P.                                  587,600            12.7          (17)
Wanger Asset Management, Ltd.
Ralph Wanger
227 West Monroe St., Ste 3000
Chicago, Illinois  60606

* Indicates less than one percent

(1)  Dispositive and voting rights shared with spouse.

(2) Includes 112,500 shares which Mr. Bailey has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(3) Includes 2,750 shares which General Creech has a right to acquire within 60 days after February 1, 1996, by stock option exercise.

(4) Includes 57,750 shares which Mr. Griffin has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(5) Includes 35,250 shares which Admiral McDonald has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(6) Includes 35,250 shares which Mr. Sterling has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(7) Includes 2,500 shares which Mr. Franza has the right to acquire within 60 days after February 1, 1996, by stock option exercise. Does not include options to acquire shares in the Company's subsidiary Comarco Wireless
     Technologies, Inc. See section entitled "Stock Options".

(8) Includes 2,500 shares which Mr. Loomis has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(9) Includes 8,750 shares which Mr. O'Leary has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(10) Includes 18,750 shares which Mr. Baird has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(11) Includes 20,000 shares which Ms. Evans has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(12) Includes 13,250 shares which Mr. Hillis has the right to acquire within 60 days after February 1, 1996, by stock option exercise.

(13) Includes shares held in the Employee Savings and Retirement Trust, of which the Company is the administrator. Under the beneficial ownership rules promulgated by the Securities and Exchange Commission, the Company could be deemed to be a beneficial owner of such shares. All such shares are allocated to the accounts of Plan participants and are subject to and voted in accordance with the direction of the participants. These shares were transferred to the Plan upon the termination of the Employee Stock
     Ownership  Plan.  Also includes  shares held by the Savings and  Retirement
     Plan, not formerly held by the ESOP. Under the beneficial ownership rules promulgated by the Securities and Exchange Commission, the Company could be deemed to be a beneficial owner of such shares. These shares are also voted in accordance with the direction of the participant. The assets of both trusts are under the trusteeship of Smith Barney Corporate Trust Company.
     The number of shares listed is as of February 29, 1996.

(14) Taken from  Amendment No. 8 to Schedule 13D filed with the  Securities  and
     Exchange Commission on January 14, 1992.

(15) Taken from Schedule 13G filed with the Securities and Exchange Commission on February 14, 1996. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price
     Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price
     Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(16) Taken from Schedule 13D filed with the Securities and Exchange Commission on behalf of The Okabena Company, a Minnesota General Partnership, on March
     19, 1993 through Amendment 3 filed on December 22, 1995, and updated via letter dated February 14, 1996.

(17) Taken from Schedule 13G filed with the Securities  and Exchange  Commission on February 12, 1996 on behalf of Wanger Asset  Management,  L.P.  ("WAM"),
     Wanger Asset Management,  Ltd. ("WAM LTD."), and Ralph Wanger  ("Wanger").,
     and updated via letter dated April 18, 1996.  WAM is an investment  adviser registered  under section 203 of the  Investment  Advisers Act of 1940. WAM
     LTD  is the  general  partner  of the  investment  adviser.  Wanger  is the principal  stockholder of the general partner.  Included are COMARCO shares
     held  in  Acorn   Investment   Fund,   Series   Designated  Acorn  Fund,  a
     Massachusetts business trust, for which this entity has voting rights.

EXECUTIVE COMPENSATION

     The Company's executive compensation structure consists of salaries, cash incentive awards and stock option awards. This structure is administered by a committee of the Board of Directors (the Compensation Committee) consisting solely of outside directors who are "disinterested" within the meaning of the rules and regulations of the Securities and Exchange Commission. The Company's CEO recommends compensation levels for the Company's officers, except for himself, to the Compensation Committee. The Committee adjusts these recommendations and approves final compensation levels for these officers. In addition the Committee sets the compensation level for the CEO and the Chairman of the Board. Incentive compensation is based upon pre-established quantitative goals, typically stock price, profitability and new business bookings and qualitative goals, such as customer satisfaction.

     The information on cash compensation set forth below is furnished for the Fiscal Year ended January 31, 1996 for the Chief Executive Officer and four most highly compensated executive officers whose cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

                               Annual Compensation                           Long Term Compensation
                      ------------------------------------------ -----------------------------------------------------
Name and                                                Other     Restricted               Long Term
Principal             Fiscal                           Annual    Stock Options             Incentive      All Other
Position               Year  Salary ($) Bonus ($)   Compensation    Number    Options #   Payouts ($) Compensation ($)
- ------------------    ------ ---------- ---------   ------------ ------------ ---------   ----------- ----------------

Don M. Bailey         1996    211,894    235,000          0            0      25,000         0              4,500
President & CEO       1995    191,797    150,000          0            0           0         0              4,500
                      1994    176,022     95,000          0            0      25,000         0              7,075

Thomas P. Franza      1996    176,031    225,000          0            0      10,000         0              4,500
Executive             1995    131,000    150,000          0            0           0         0              4,500
Vice President        1994    177,596    100,000          0            0           0         0              5,608

Richard C. Loomis     1996    137,569     42,000          0            0      10,000         0              4,500
Sr. Vice President    1995    132,764     40,000          0            0           0         0              4,011
                      1994    115,904     35,000          0            0           0         0              5,397

Thomas P. Baird       1996    120,516     30,000          0            0       5,000         0              4,500
Vice President        1995    117,280     28,000          0            0           0         0              4,500
Chief Financial       1994    110,718     30,000          0            0       7,500         0              4,252
Officer

Evelyn M. Evans       1996    115,484     45,000          0            0       5,000         0              4,273
Vice President        1995    111,242     28,000          0            0           0         0              4,177
Secretary             1994     99,348     30,000          0            0       7,500         0              3,732

Notes:

(1)  "Other Annual Compensation" amounts were below reporting thresholds.

(2)  "All Other Compensation" amounts are Company contributions to the Company's
     Savings and Retirement Plan.

(3) Mr. Bailey has an agreement with the Company to the effect that his termination or constructive termination following a change in control of the Company entitles him to two years of base salary and incentive compensation of the planned level for that year or the amount paid in the year before the change of control, whichever is greater.

(4) "Salary" includes compensation deferred during the current year, earnings on compensation deferred from prior years and cashed out vested vacation payments.

STOCK OPTIONS

     The following tables set forth for each person and group named in the executive compensation table above, information concerning (i) options granted by the Company during the period from February 1, 1995 to January 31, 1996 and
(ii) options exercised during such period.

OPTION GRANTS FOR FISCAL YEAR ENDED 1/31/96

                      Options   Percent of Total/  Exercise  Expiration    Potential Value
Name                  Granted   Options Granted      Price       Date    @ 5%       @10%
- ----                  --------  -----------------  --------  ----------  --------------------

Don M. Bailey          25,000        22.9%           $8.63    2/29/05    $135,923   $343,043

Thomas A. Franza(5)    10,000         9.2%           $8.63    2/29/05     $54,369   $137,217

Richard C. Loomis      10,000         9.2%           $8.63    2/29/05     $54,369   $137,217

Thomas P. Baird         5,000         4.6%           $8.63    2/29/05     $27,185    $68,809

Evelyn M. Evans         5,000         4.6%           $8.63    2/29/05     $27,185    $68,609

Notes:

(1) Vesting of options takes place 25% a year starting one year from the date of grant.

(2) Expiration of options takes place ten years and one week from the date of grant.

(3) Termination of vested options takes place ninety days after termination of employment.

(4)  Values shown as "Potential Value" are net of the exercise price.

(5) During the year, Mr. Franza was awarded a total of 3,500 option grants under a stock option plan for one of the Company's subsidiaries, Comarco
     Wireless Technologies. Vesting of options takes place 25% a year starting one year from the date of grant.

OPTION EXERCISES FOR FISCAL YEAR ENDED 1/31/96

                    Shares Acquired       Value      Number of Unexercised(2)      Value of Unexercised(3)
Name                  on Exercise      Realized(1)   Vested         Unvested       Vested      Unvested
- ----                ---------------    -----------  -------------------------    -------------------------
Don M. Bailey              0                0       112,500           62,500     $1,304,788    $343,043

Thomas A. Franza(4)     35,000          $307,317      2,500           30,000        $17,800    $104,325

Richard C. Loomis       28,625          $193,437      2,500           10,125        $17,800     $80,621

Thomas P. Baird            0                0        18,750           12,500       $239,925     $74,913

Evelyn M. Evans            0                0        20,000           13,750       $244,438     $87,875

Notes:

(1)  Market values on the date of exercise, net of the exercise price.

(2) Vested options include those exercisable within 60 days of fiscal year start (February 1).

(3) Value at the end of the Company's Fiscal Year, which was $15.75 a share, minus the average grant price for each officer.

(4) Mr. Franza has a total of 9,500 option grants under a stock option plan for one of the Company's subsidiaries. Of the 9,500 options, 2,000 are vested and 7,500 are unvested. Based on current valuation, the vested shares are valued at $204,825, and the unvested shares at $633,120. Three other key
     Comarco Wireless Technologies, Inc. employees have comparable option grants and values.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To:  The Board of Directors

As members of the Compensation Committee, it is our duty to establish the salary and incentive compensation of the President and Chief Executive Officer and to review, to revise as appropriate, and to approve the Chief Executive Officer's recommendations for the salaries and incentive compensation of the Company's executive officers. Since 1985, the Compensation Committee of the Board of
Directors, composed exclusively of directors who are not employees of the Company, has received a comprehensive written and oral corporate performance report from the company's Chief Executive Officer. This report presents corporate performance against predetermined quantitative and qualitative performance objectives. The report summarizes the results for each of the
Company's operations and provides explanation for each compensation recommendation made by the Chief Executive Officer. The Committee, after appropriate inquiry and modification, approves compensation recommendations and establishes appropriate compensation for the Chief Executive Officer, and for the Chairman of the Board. (The Compensation Committee meets without Mr. Griffin on all matters relating to the compensation of the Chairman of the Board.)

Performance objectives and incentive goals are established at the outset of each year, together with salary levels. Incentive awards are made after the close of each fiscal year. Incentive compensation is based on quantitative performance factors (stock price, profit and new business) as well as a number of qualitative factors related to long-term performance. For the Chief Executive Officer, the Chairman, and other Executive Officers, for fiscal year 1996; quantitative factors were considered more important than qualitative factors.

The Committee adheres to the following philosophy regarding compensation of the Company's executive officers:

o to provide competitive total pay opportunities in order to attract, retain, and motivate high quality executive talent critical to the Company's success.

o    to  pay  for  performance   through  a  compensation  mix  that  emphasizes
     competitive   cash  incentives  and  merit-  based  salary   increases  and
     de-emphasizes entitlements and perquisites.

o to create a mutuality of interest between executives and shareholders through a stock option program.

o to focus the executive's attention on overall corporate objectives as well as the executive's specific operational objectives.

The key elements of the Company's executive compensation program are base salary, annual incentive compensation, and stock options. The Committee's policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Bailey, the Company's President and CEO, are described below. While the elements of compensation are considered separately, the Committee takes into account the total compensation package afforded by the Company to the individual.

Base Salaries

Base salaries for executive officers are initially determined by evaluating responsibilities of the position held and the experience of the individual, and including a comparison for comparable positions at other companies. Each year, the Company uses data compiled from a nationwide compensation survey of approximately 200 small to medium size private and publicly traded companies. Comparisons are made based on like-sized companies and those in similar industries. The Committee uses these data to assist in establishing base salaries. In general, base salaries and total compensation are targeted to be consistent with these data.

Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer and reviewing base salaries for comparable positions contained in the survey data mentioned above. In addition, the Committee takes into account any new responsibilities. The Committee, where appropriate, also considers non-financial performance measures. These include such areas as: increase in market share, customer service, working capital management, employee relations, and leadership development.

Concerning Mr. Bailey, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the national salary survey mentioned above, the Company's success in meeting several financial goals, including return on investment and earnings per share; the performance of the Company's stock; and the assessment of Mr. Bailey's individual performance, including his development of long-term strategies for the continued diversification of the Company away from government contracting toward wireless communications. Consistent with these criteria, President and CEO Mr. Bailey received a salary of $211,894 (an increase of 10.5%) in the Fiscal Year ended January 31, 1996.

Incentive Compensation

The Company's officers and other key employees are eligible for annual cash incentive compensation. For executive officers, individual and corporate performance objectives are established at the beginning of each fiscal year. Eligible executives are assigned performance goals and corresponding incentive compensation targets. The Company performance measure is based on financial and new business goals.

For Mr. Bailey, financial indicators, such as net income, earnings per share and stock price weigh heaviest in determining the amount of incentive compensation. The Committee elected to award Mr. Bailey incentive compensation of $235,000, which was $85,000 more than in the previous Company fiscal year. This increase in incentive compensation reflected the achievement of greater goals than in the prior fiscal year. The Company continues to achieve success in its efforts to diversify its business base and decrease dependence on government contracting work. The average price of the Company's Common Stock during the fiscal year increased over 75% from the average of the prior fiscal year.

Stock Options

Stock options are designed to align the interests of executives with those of the shareholders. The size of the option awards are entirely at the discretion of the Committee. The Committee takes into account the total compensation offered to its executives when considering the number of options awarded each year.

Stock option awards to officers and employees were made in this fiscal year. The awards to the listed Executive Officers are shown on in the section entitled "Stock Options".

The Compensation Committee continuously reviews the company's executive compensation policy or plans to determine if revisions may be necessary due to provisions of the Omnibus Budget Reconciliation Act of 1993. This legislation amended Section 162 of the Code by limiting to $1,000,000 the deductibility of compensation paid to certain executives. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the company and its stockholders.

No member of this Committee is an officer or employee of the Company.

Submitted by the Committee:

     General Wilbur L. Creech, Chairman
     Gerald D. Griffin
     Paul G. Yovovich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following Directors served on the Company's Compensation Committee for the awards and decisions discussed above.

Gen. Wilbur L. Creech, Chairman
Gerald D. Griffin
Paul G. Yovovich

None of the members of the Compensation Committee served as an officer or employee of the Company or its subsidiaries during this fiscal year, except for Mr. Griffin, the Company's Chairman of the Board (a statutory office under California law).

None of the members had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

There were no committee interlocks with other companies within the meaning of the Securities and Exchange Commission's rules.

PERFORMANCE COMPARISON

The following graphical presentation provides an indication of total shareholder returns for COMARCO as compared to the Russell 2000 Stock Index and a peer group of companies. The presentation assumes $100 invested on January 31, 1991 in COMARCO Common Stock, the Russell 2000 Stock Index, and the Common Stock of a Peer Group of Companies. The Russell 2000 Stock Index is a broad index of 2000 small capitalization common stocks (the 1001st through 3000th largest public companies). While investors cannot invest in the Russell 2000 Stock Index directly, they may construct a synthetic position equivalent to an investment in the index using derivative securities traded on the Chicago Board Options Exchange (CBOE). The Peer Group comprises nine companies of similar size (in terms of assets and revenue) and business focus as COMARCO. While none of the selected peers offer a fully comparable range of products and services to COMARCO, they are recognized as providers of high technology electronic, computer, and communications systems engineering services primarily in US government markets with a presence outside of the government sector. The returns of each company have been weighted according to their respective stock market capitalization for the purposes of arriving at a peer group average. Dividends paid by those peer companies that pay dividends are assumed to be reinvested at the end of the ex-dividend month without any transaction cost. The members of the peer group are as follows: Analysis & Technology (AATI), CACI International
(CACI), Dynamics Research (DRCO), ECC International (ECC), GeoDynamics (GDYN), Halifax (HX), Nichols Research (NRES), National Technical Systems (NTSC) and VSE
(VSEC). This is the same group of peer companies which was used for a comparison in the previous year.

As noted on the graph shown on page 16, an investment of $100 in COMARCO Common Stock on January 31, 1991 would have grown in value to $663 as of January 31, 1996. For the five year period ending January 31, 1996, the total cumulative return for holders of COMARCO common stock amounted to 563%, or the equivalent of 46% per year compounded annually. By comparison, $100 invested in the peer group composite would have grown in value to $194, assuming the reinvestment of dividends from those companies which paid dividends. For the five year period ending January 31, 1996, the total cumulative return for the peer group composite was 94%, or the equivalent of 14% per year compounded annually. The returns of COMARCO exceeded the comparable return of the Russell 2000 Stock Index, unlike the Peer Group.

The following table displays a summary of the relative performance on an annual basis. The accompanying graph depicts the relative performance of COMARCO in relation to the Peer Group and to the Russell 2000 Stock Index.

[graph omitted:  Comparison of Cumulative Return]

                      1/31/91   1/31/92   1/31/93   1/31/94   1/31/95   1/31/96
                      -------   -------   -------   -------   -------   -------
Comarco                 100       263        226       205       368      663

Peer Group              100       102        118       140       157      194

Russell 2000 Index      100       142        158       185       171      219

EXECUTIVE OFFICERS

     The following table sets forth pertinent information concerning the persons who are the current executive officers (who are not Directors) of the Company.

         Name       Age                          Capacity
         ----       ---                          --------

Thomas P. Baird     42    Vice President and Chief Financial Officer of the
                          Company; Vice President, CFO and Assistant Secretary of
                          International Business Services, Inc.; Vice President, CFO and
                          Assistant Secretary of Decisions and Designs, Inc.; Vice President
                          and CFO of Comarco Wireless Technologies, Inc.; Vice President
                          and CFO of LCTI, Inc.; Vice President and CFO of MTTC, Inc.; Vice
                          President and CFO of Comarco Wireless Europe, Inc.

Evelyn M. Evans     40    Vice President, Administration; Secretary of the Company

Thomas A. Franza    53    Executive Vice President of the Company; President of Comarco
                          Wireless Technologies, Inc.; President of Comarco Wireless Europe, Inc.

John C. Hillis      50    Sr. Vice President of the Company; President of International
                          Business Services, Inc.; President of LCTI, Inc.; General Manager
                          of Comarco Systems

Richard C. Loomis   47    Sr. Vice President of the Company; Vice President of
                          International Business Services, Inc.; General Manager
                          of COMARCO Airport Management Services Division

Robert L. O'Leary   64    Vice President and Assistant Secretary of the Company; Vice
                          President and Secretary of International Business Services,
                          Inc.; Vice President and Secretary of Decisions and
                          Designs, Inc.; Vice President and Secretary of Comarco Wireless
                          Technologies,  Inc.; Vice President and Secretary of LCTI,  Inc.;
                          Vice President and Secretary of MTTC,  Inc.;  Vice President
                          and Secretary of Comarco  Wireless Europe, Inc.

     Mr. Baird has served as Chief Financial Officer of the Company since September 1992, and Vice President and Controller of the Company since November 1988. From December 1987 to November 1988 he served as Vice President, Treasurer and Assistant Secretary of International Business Services, Inc., a wholly-owned subsidiary of the Company. From September to December 1987 he served as Assistant to the Company's Chief Financial Officer. Prior to joining the company, he was a Division Controller for Western Gear Corporation from November 1985 to September 1987. Prior to that time, he served in various financial and accounting positions at Becor Western, Inc.

     Ms. Evans joined the Company in January 1986 in the field of contracts administration. Subsequently, she designed budget models for the Company in her capacity as Manager of Plans and Analysis. Ms. Evans was promoted to Vice President in March 1989 and became Secretary of the Company in May 1996. Prior to joining the Company, Ms. Evans served for six years as an Officer in the United States Army.

     Mr. Franza is President of Comarco Wireless Technologies Inc. and Executive Vice President of this Company. Previously, Mr. Franza was General Manager of the Company's Advanced Technologies Division since January 1986, and has been a Vice President of the Company since July 1990. In October 1992 he was appointed Sr. Vice President, then in July 1995, to Executive Vice President.

     Mr. Hillis has served as Manager of Engineering Services Business Development and as a Vice President of International Business Services prior to his appointment as Vice President of the Company in August 1991. Mr. Hillis was named Sr. Vice President in December 1994. He also served as President of International Business Services, Inc.

     Mr. Loomis has been a Vice President of the Company since November 1989. He is also General Manager of the Company's Airport Management Services Division. In October 1992 he was appointed Sr. Vice President. His prior management positions with the Company include Project Manager and Division Manager at the Facilities Management Division. Mr. Loomis joined the Company in April 1986.

     Mr. O'Leary has served as Vice President and Secretary of the Company since November 1988 and as Corporate Counsel since April 1986. He served as Assistant Secretary of the Company from July 1987 to November 1988, and in May 1996 resumed the role of Assistant Secretary. Prior to joining the Company, Mr. O'Leary was Vice President and Director of Contracts for Decisions and Designs, Inc.


SELECTION OF AUDITORS

     KPMG Peat Marwick has been selected as the Company's independent certified public accountants for the fiscal year ending January 31, 1997. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.


PROPOSALS FOR SUBMISSION AT NEXT ANNUAL MEETING

     If a shareholder desires to submit a proposal to his fellow shareholders at the Company's 1997 Annual Meeting, such proposal must be received by the Company at its corporate office no later than January 13, 1997 and otherwise comply with applicable regulations in order to be included in the Proxy Statement for that meeting.


OTHER MATTERS

     The Board of Directors of the Company does not know of any matter to be acted upon at the meeting other than the matters described above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in accordance with their judgment.

     The Company's 1996 Annual Report to Shareholders is enclosed with this Proxy Statement.

     IN ORDER TO AVOID ADDED EXPENSE OR ADDITIONAL SOLICITATION OF PROXIES, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                              By ORDER OF THE BOARD OF DIRECTORS




                                              Evelyn M. Evans, Secretary

May 14, 1996

                * * *   P R E L I M I N A R Y   C O P Y   * * *

PROXY                             COMARCO, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
          THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR JULY 10, 1996

   The undersigned shareholder(s) of COMARCO, Inc. a California corporation, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 14, 1996, hereby appoints Gerald D. Griffin and Robert L. O'Leary as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of COMARCO, Inc. to be held on July 10, 1996 at 10:00 AM at the Company's Offices at 5 Jenner, Suite 100; Irvine California, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth below, as described in the accompanying Proxy
Statement:

1. PROPOSAL TO AMEND BYLAWS TO CHANGE BOARD SIZE RANGE TO FIVE THROUGH NINE FROM SIX THROUGH ELEVEN WITH THE CURRENT SIZE AT FIVE.

               [] FOR           [] AGAINST         [] ABSTAIN

2.ELECTION OF DIRECTORS: [] FOR all nominees listed below  [] WITHHELD AUTHORITY to vote for
                                                               any nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

  [] Wilbur L. Creech    [] Wesley L. McDonald    [] Paul G. Yovovich

  [] Gerald D. Griffin   [] Don M. Bailey

                   IMPORTANT - PLEASE SIGN ON THE OTHER SIDE

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   In the event the Directors are to be elected by cumulative voting, the Proxies will have the discretion to cumulate votes and to distribute such votes among all nominees (or if authority to vote for any nominee or nominees has been withheld, among the remaining nominees, if any) in whatever manner they deem appropriate.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE BYLAW CHANGE TO MODIFY THE BOARD RANGE AND FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD.


                                Dated: -----------------------------------, 1996

                                ------------------------------------------------
                                                    (Signature)

                                ------------------------------------------------
                                                    (Signature)

(Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING
                               PREPAID ENVELOPE.